Exhibit 99.1



                                                         Triarc Companies, Inc.
                                                         280 Park Avenue
                                                         New York, NY 10017


                                                          For Immediate Release
CONTACT:          Anne A. Tarbell
                  (212) 451-3030
                  www.triarc.com

                    TRIARC REPORTS THIRD QUARTER 2004 RESULTS

New York, NY, November 5, 2004 - Triarc Companies, Inc. (NYSE: TRY; TRY.B) announced today the results of operations for its third quarter and nine months ended September 26, 2004.

                            Consolidated Highlights

o Consolidated revenues increased to $86.0 million in the 2004 third quarter ($232.6 million in the 2004 first nine months) from $74.6 million in the 2003 third quarter ($219.2 million in the 2003 first nine months) primarily reflecting $6.9 million in asset management fees of Deerfield & Company LLC ("Deerfield"), in which Triarc acquired a majority interest in July 2004, as well as increases in royalties and franchise and related fees and an increase in net sales from company-owned Arby's(R) restaurants for the 2004 periods. Third quarter 2004 systemwide Arby's same store sales for restaurants were up 7% (up 4% in the first nine months).

o Consolidated operating profit increased to $5.5 million in the 2004 third quarter ($8.8 million in the 2004 first nine months) compared with $5.1 million in the 2003 third quarter ($14.6 million in the 2003 first nine months), reflecting the revenue increases noted above, partially offset by increases in cost of sales, higher general and administrative expenses, higher depreciation and amortization and the cost of services of Deerfield. For the nine month periods, the revenue increases were more than offset by the cost increases noted above.

o Consolidated gross margin declined to 22% in the 2004 third quarter from 25% in the 2003 third quarter and to 21% in the 2004 first nine months from 26% in the 2003 first nine months, resulting from higher beef and other commodity costs and start-up costs related to new product introductions at our company owned Arby's restaurants. We currently expect our 2004 fourth quarter gross margin to be relatively unchanged versus our 2004 third quarter gross margin of 22% and to improve compared with the 21% for the first nine months of 2004, due to better operating efficiencies and price increases implemented in August 2004 for some of our new and existing Arby's products as well as more limited price promotions.

o Consolidated depreciation and amortization was $4.8 million in the 2004 third quarter ($11.6 million in the 2004 first nine months) versus $3.4 million in the 2003 third quarter ($10.2 million in the 2003 first nine months). These increases reflect the Deerfield acquisition and the implementation of new back office and point-of-sale systems at company-owned Arby's restaurants.

o Consolidated interest expense was $5.0 million in the 2004 third quarter ($23.7 million in the 2004 first nine months) compared with $10.0 million in the 2003 third quarter ($27.9 million in the 2003 first nine months). These decreases reflect the release in the 2004 third quarter of $4.3 million of interest accruals no longer required upon the finalization of certain Internal Revenue Service ("IRS") examinations and lower balances of the majority of the Company's debt. For the nine-month periods, the decrease was partially offset by a $3.6 million increase representing the full period effect of $175.0 million of Triarc's 5% convertible notes due 2023 issued in May 2003.

o Consolidated net investment income (loss) declined to a loss of $(3.7) million in the 2004 third quarter (income of $7.4 million in the 2004 first nine months) from income of $4.0 million in the 2003 third quarter (income of $10.9 million in the 2003 first nine months), due to the effect of several investment writedowns and realized losses from sales of investments in the 2004 periods, reflecting declines in the market values of certain debt and equity securities, partially offset by higher interest income from higher-yielding debt securities.

o The Company finalized IRS and state income tax examinations in the 2004 third quarter and determined that it had income tax reserves and interest accruals that were no longer required. The release of these reserves and accruals resulted in a $14.6 million increase to the benefit from income taxes, a $10.8 million gain on disposal of discontinued operations and a $4.3 million reversal of interest accruals through interest expense.

o Consolidated net income was $22.0 million, or $0.31 per diluted Class A and $0.34 per diluted Class B share, in the 2004 third quarter (net income of $17.5 million, or $0.24 per diluted Class A and $0.27 per diluted Class B share in the 2004 first nine months) compared with net income of $0.5 million, or $0.01 per diluted Class A and Class B share, in the 2003 third quarter (net loss of $(2.9) million, or $(0.05) per diluted Class A and Class B share in the 2003 first nine months). These changes reflect the after-tax effect of the factors discussed above. The per share amounts discussed above give effect to the Company's September 2003 stock distribution of two shares of Class B Common Stock, Series 1, for each share of Class A Common Stock.

o Consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") (which we define as operating profit plus depreciation and amortization, other than amortization of deferred financing costs) was $10.3 million in the 2004 third quarter ($20.4 million in the 2004 first nine months) compared with $8.5 million in the 2003 third quarter ($24.8 million in the 2003 first nine months), reflecting the factors discussed above. The attached table provides the calculation of EBITDA and a reconciliation of EBITDA to our net income (loss).

                        Restaurant Operations Highlights

o Net sales from the company-owned Arby's restaurants were $52.3 million in the 2004 third quarter ($151.7 million in the 2004 first nine months), compared with $51.1 million in the 2003 third quarter ($151.0 million in the 2003 first nine months). Royalties and franchise and related fees were $26.7 million in the 2004 third quarter ($74.0 million in the 2004 first nine months), up from $23.5 million in the 2003 third quarter ($68.2 million in the 2003 first nine months).

o The 2004 third quarter increase in sales from company-owned restaurants reflects a 3% increase (1% in the 2004 first nine months) in same store sales primarily as a result of new product introductions, notably Market Fresh(R) salads and wraps, which began in April 2004, partially offset by the impact of continuing weak sales in two key markets (Michigan and Dallas, TX) and the closure of 2 underperforming company-owned stores since September 28, 2003. During the 2004 third quarter, Arby's introduced a new Market Fresh chicken salad sandwich which has been positively received by consumers.

o 2004 third quarter same store sales for franchised restaurants increased 8% (4% for the 2004 first nine months) compared with the weak same store sales performance of the 2003 comparable periods, reflecting the impact of the new product introductions discussed above. Royalties and franchise fees were also positively impacted by royalties from 114 franchised Arby's restaurants opened since September 28, 2003, with generally higher than average sales volumes, replacing the royalties from 76 generally underperforming franchised restaurants closed since September 28, 2003.

o Our restaurant business posted an operating profit of $18.2 million in the 2004 third quarter ($45.1 million in the 2004 first nine months) versus $16.7 million in the 2003 third quarter ($51.1 million in the 2003 first nine months). The increase for the 2004 third quarter reflects the revenue increase noted above, partially offset by a $2.6 million increase in cost of sales, which was the result of higher beef and other commodity costs and start-up costs related to new product introductions, as well an increase in depreciation and amortization discussed below. Restaurant operating profit for the 2004 first nine months declined $6.0 million reflecting the factors noted above as well as a $2.6 million increase in general and administrative expenses, principally reflecting severance, recruiting and relocation costs attributable to personnel changes and a $1.2 million increase in advertising and selling expenses, primarily reflecting increased advertising related to 2004 new product introductions as well as the effect of a recovery in the 2003 periods of a fully-reserved franchisee note receivable.

o Depreciation and amortization from our restaurant operations was $2.6 million in the 2004 third quarter ($7.0 million in the 2004 first nine months) versus $2.0 million in the 2003 third quarter ($6.1 million in the 2003 first nine months). These increases reflect our implementation of new back office and point-of-sale restaurant systems in our company-owned restaurants.

o Restaurant business EBITDA was $20.8 million in the 2004 third quarter ($52.0 million in the 2004 first nine months) compared with $18.7 million in the 2003 third quarter ($57.1 million in the 2003 first nine months), reflecting the factors discussed above.

o Systemwide same store sales were up 7% in the 2004 third quarter (up 4% in the 2004 first nine months) versus a decline of (4)% in the 2003 third quarter (down (3)% in the 2003 first nine months). We currently expect systemwide same store sales to be positive for the remainder of 2004, primarily reflecting the impact of new product introductions which began in April 2004.

o In the 2004 third quarter, the Arby's system opened 18 new units (61 in the 2004 first nine months) and closed 16 generally underperforming units (56 in the 2004 first nine months). As of September 26, 2004, Arby's had commitments from franchisees to build 451 new units through 2011.

                           Asset Management Highlights

o On July 22, 2004, Triarc completed the acquisition of an approximate 64% capital interest (representing in excess of 90% of the outstanding voting interests) of Deerfield, a Chicago-based alternative asset manager, for an aggregate $94.8 million, including expenses. The remainder of Deerfield is owned by senior management of Deerfield. In connection with the acquisition, Triarc invested $100 million on October 4, 2004 to seed a new multi-strategy hedge fund managed by Deerfield. The new fund will invest primarily in fixed income securities, focusing on bank loans, credit instruments and debt and equity tranches of collateralized debt obligations ("CDOs"). As part of its strategies, the new fund is expected to use leverage as well as swaps and other derivatives.

o Triarc accounts for Deerfield as a consolidated subsidiary with a minority interest. For the period July 23, 2004 through September 30, 2004, the close of Deerfield's's 2004 third quarter, Deerfield's asset management fees, operating profit, depreciation and amortization and EBITDA, before the effect of minority interests, were $6.9 million, $0.1 million, $0.8 million and $0.9 million, respectively.

o As of September 30, 2004, Deerfield had over $8.3 billion in third party assets under management ("AUM") composed of approximately $7.3 billion in CDOs, approximately $800 million in fixed income arbitrage hedge funds and approximately $200 million in separately managed accounts.

o Triarc and Deerfield previously formed an investment adviser, TDM Advisors LLC ("TDM"), to manage the assets of Triarc Deerfield Investment Corporation, a newly-formed business development company. Due to market conditions, a registration statement with the Securities and Exchange Commission relating to a proposed $500 million initial public offering of TDM's common stock was recently withdrawn. Deerfield is currently reviewing alternative options for raising additional capital.


     Commenting on asset management operations, Nelson Peltz, Triarc's Chairman and Chief Executive Officer, said: "We have worked closely with the Deerfield team in the last several months to smoothly and carefully integrate their operations into Triarc. We are very excited by Deerfield's significant growth potential. Going forward, we will focus on opportunities to substantially build Deerfield's AUM and asset management expertise."

     Peltz added: "Deerfield is a unique opportunity to establish a platform in the asset management business. Deerfield has a strong management team, a scalable operational structure, a history of successful innovation, a broad range of fixed income management capabilities, a leading position in the growing CDO market, a strong risk management culture and strong performance across market cycles. Together with the Deerfield senior team, we look forward to building a powerful asset management brand."

     Commenting on future Triarc corporate opportunities, Peltz said: "As we look ahead, we continue to review our options to deploy our substantial liquidity through acquisitions, additional share repurchases and investments, with the goal of further increasing stockholder value."

     Commenting on Arby's 2004 third quarter results, Peter May, Triarc's President and Chief Operating Officer, said: "We are very pleased with the significant sales turnaround which has been achieved by our Arby's franchisees over the last several quarters. Third quarter 2004 same store sales for franchised restaurants were among the best our system has posted in the brand's 40-year history. Despite continuing high beef and other commodity costs, we are also beginning to see improvement in our operating margins at company-owned stores due to improved efficiencies."

     May added: "Today, the Arby's franchisee system is well aligned with our operating management. As we look ahead, our product pipeline is full of promising new products. New advertising is also planned to retain loyal customers and promote discovery of our highly successful Market Fresh products by new customers. In 2005, our management will be very focused on improving new store development. As a result, I believe Arby's is poised to achieve continued growth and financial improvement."

     Triarc is a holding company and, through its subsidiaries, the franchisor of the Arby's restaurant system and the operator of approximately 235 restaurants located in the United States. Triarc also owns an approximate 64% capital interest in Deerfield & Company LLC, a Chicago-based alternative asset manager, offering a diverse range of fixed income strategies to institutional investors.
                                      # # #

                            Notes and Table To Follow

                             NOTES TO PRESS RELEASE

1. In addition to the results provided in accordance with U.S. Generally Accepting Accounting Principles ("GAAP") in this press release, we present EBITDA because we believe it is a useful supplement to operating profit in understanding and assessing our consolidated results as well as the results of our segments. We also use EBITDA to evaluate our segment performance and allocate resources. Because all companies do not calculate EBITDA or similarly titled financial measures in the same way, those measures may not be consistent with the way we calculate EBITDA. Our presentation of EBITDA is not intended to replace the presentation of our financial results in accordance with GAAP. EBITDA should not be considered as an alternative to operating profit or net income or loss.

2. Systemwide same store sales represent sales at all company-owned and all franchised stores. We believe that reviewing the increase or decrease in systemwide same store sales compared with the same period in the prior year is useful to investors in analyzing the growth of the Arby's brand and assessing trends in our restaurant operations.

3. There can be no assurance that we will be able to successfully integrate Deerfield into our existing operations. The description of the acquisition contained herein is only a summary and is qualified in its entirety by reference to the definitive agreements relating to the acquisition, copies of which have been filed by us with the Securities and Exchange Commission.

4. There can be no assurance that we or Deerfield will be able to identify appropriate future acquisition targets or that we or Deerfield will be able to successfully integrate any future acquisitions into our or Deerfield's existing operations.

5. The statements in this press release that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of Triarc Companies, Inc. and its subsidiaries (collectively, "Triarc" or the "Company") and statements preceded by, followed by, or that include the words "may," "believes," "expects," "anticipates" or the negation thereof, or similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). All statements that address operating performance, events or developments that are expected or anticipated to occur in the future, including statements relating to revenue growth, earnings per share growth or statements expressing general optimism about future operating results, are forward-looking statements within the meaning of the Reform Act. These forward-looking statements are based on our current expectations, speak only as of the date of this press release and are susceptible to a number of risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect our future results and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Such factors include, but are not limited to, the following: competition, including pricing pressures, the potential impact of competitors' new units on sales by Arby's(R) restaurants and consumers' perceptions of the relative quality, variety and value of the food products offered; success of operating initiatives; development costs; advertising and promotional efforts; brand awareness; the existence or absence of positive or adverse publicity; new product and concept development by the Company and its competitors, and market acceptance of such new product offerings and concepts; changes in consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, french fries or other foods or the effects of food-borne illnesses such as "mad cow disease" and avian influenza or "bird flu"; changes in spending patterns and demographic trends; the business and financial viability of key franchisees; the timely payment of franchisee obligations due to the Company; availability, location and terms of sites for restaurant development by the Company and its franchisees; the ability of franchisees to open new restaurants in accordance with their development commitments, including the ability of franchisees to finance restaurant development; delays in opening new restaurants or completing remodels; anticipated or unanticipated restaurant closures by the Company and its franchisees; the ability to identify, attract and retain potential franchisees with sufficient experience and financial resources to develop and operate Arby's restaurants; changes in business strategy or development plans, and the willingness of franchisees to participate in the Company's strategy; business abilities and judgment of the Company's and franchisees' management and other personnel; availability of qualified restaurant personnel to the Company and to franchisees; the Company's ability, if necessary, to secure alternative distribution of supplies of food, equipment and other products to Arby's restaurants at competitive rates and in adequate amounts, and the potential financial impact of any interruptions in such distribution; adverse weather conditions; changes in commodity (including beef), labor, supplies and other operating costs and availability and cost of insurance; significant reductions in the Company's client assets under management (and thus in the Company's advisory fee revenue), due to such factors as weak performance of the Company's investment products (either on an absolute basis or relative to the Company's competitors), substantial illiquidity or volatility in the fixed income markets and instruments in which the Company trades, loss of key portfolio management personnel, reduced investor demand for alternative fixed income investment products, and loss of investor confidence due to adverse publicity; increased competition from other alternative fixed income investment managers; pricing pressure on the advisory fees that the Company can charge for its investment advisory services; difficulty in increasing assets under management, or managing existing assets, due to market-related constraints on trading capacity; the removal of the Company as investment manager of one or more of the collateral debt obligations
     (CDOs) it manages, or the reduction in the Company's CDO management fees because of payment defaults by issuers of the underlying collateral; availability, terms (including changes in interest rates) and deployment of capital; changes in national, regional and local economic, market, business or political conditions in the countries and other territories in which the Company and its franchisees operate; changes in government regulations, including franchising laws, investment management regulations, accounting standards, environmental laws, overtime rules, minimum wage rates and taxation rates; the costs, uncertainties and other effects of legal, environmental and administrative proceedings; the impact of general economic conditions on consumer spending, including a slower consumer economy and the effects of war or terrorist activities; our ability to identify appropriate acquisition targets in the future and to successfully integrate any future acquisitions into our existing operations; and other risks and uncertainties affecting the Company and its subsidiaries referred to in our Annual Report on Form 10-K for the fiscal year ended December 28, 2003 (see especially "Item 1. Business--Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations") and in our other current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond our control. We will not undertake and specifically decline any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.




                                                        Triarc Companies, Inc.
                                            Condensed Consolidated Statements of Operations
                             Third Quarter and Nine Months Ended September 28, 2003 and September 26, 2004

                                                                      Third Quarter Ended                 Nine Months Ended
                                                                      2003             2004               2003             2004
                                                                                   (In thousands except per share amounts)
                                                                                                 (Unaudited)
Revenues:
  Net sales.......................................................$  51,093         $  52,324          $150,988       $ 151,709
  Royalties and franchise and related fees........................   23,542            26,721            68,181          73,992
  Asset management fees and related fees (a)......................       --             6,915                --           6,915
                                                                  ---------         ---------          --------       ---------
                                                                     74,635            85,960           219,169         232,616
                                                                  ---------         ---------          --------       ---------
Costs and expenses:
  Cost of sales, excluding depreciation and amortization..........   38,295            40,902           112,139         119,891
  Cost of services, excluding depreciation and amortization (a)...       --             2,042                --           2,042
  Advertising and selling.........................................    4,412             3,971            11,555          12,767
  General and administrative, excluding depreciation and
    amortization .................................................   23,402            28,713            70,681          77,495
  Depreciation and amortization, excluding amortization of
    deferred financing costs......................................    3,379             4,804            10,176          11,619
                                                                  ---------         ---------          --------       ---------
                                                                     69,488            80,432           204,551         223,814
                                                                  ---------         ---------          --------       ---------
      Operating profit............................................    5,147             5,528            14,618           8,802
Interest expense..................................................  (10,032)           (5,017)          (27,857)        (23,655)
Insurance expense related to long-term debt.......................   (1,025)             (934)           (3,163)         (2,883)
Investment income (loss), net.....................................    4,014            (3,730)           10,884           7,439
Gain (costs) related to proposed business acquisitions
   not consummated................................................    2,994               (26)            2,064            (793)
Other income, net.................................................      449               373             1,424           1,901
                                                                  ---------         ---------          --------       ---------
      Income (loss) from continuing operations before
        income taxes and minority interests.......................    1,547            (3,806)           (2,030)         (9,189)

(Provision for) benefit from income taxes.........................   (1,052)           15,618              (985)         16,559
Minority interests in (income) loss of consolidated subsidiaries..       --              (663)              112            (653)
                                                                  ---------         ---------          --------       ---------
      Income (loss) from continuing operations....................      495            11,149            (2,903)          6,717
Gain on disposal of discontinued operations.......................       --            10,823                --          10,823
                                                                  ---------         ---------          --------       ---------
      Net income (loss)...........................................$     495         $  21,972          $ (2,903)      $  17,540
                                                                  =========         =========          ========       =========

EBITDA (b)........................................................$   8,526         $  10,332          $ 24,794       $  20,421
                                                                  =========         =========          ========       =========

Basic income (loss) per share: Class A common stock:
               Continuing operations..............................$     .01         $     .16          $   (.05)      $     .10
               Discontinued operations............................       --               .16                --             .16
                                                                  ---------         ---------          --------       ---------
               Net income (loss)..................................$     .01         $     .32          $   (.05)      $     .26
                                                                  =========         =========          ========       =========
      Class B common stock:
               Continuing operations..............................$     .01         $     .18          $   (.05)      $     .11
               Discontinued operations............................       --               .18                --             .18
                                                                  ---------         ---------          --------       ---------
               Net income (loss)..................................$     .01         $     .36          $   (.05)      $     .29
                                                                  =========         =========          ========       =========
Diluted income (loss) per share: Class A common stock:
               Continuing operations..............................$     .01         $     .16          $   (.05)      $     .09
               Discontinued operations............................       --               .15                --             .15
                                                                  ---------         ---------          --------       ---------
               Net income (loss)..................................$     .01         $     .31          $   (.05)      $     .24
                                                                  =========         =========          ========       =========
      Class B common stock:
               Continuing operations..............................$     .01         $     .17          $   (.05)      $     .10
               Discontinued operations............................       --               .17                --             .17
                                                                  ---------         ---------          --------       ---------
               Net income (loss)..................................$     .01         $     .34          $   (.05)      $     .27
                                                                  =========         =========          ========       =========
Shares used to calculate income (loss) per share (c):
      Class A
        Basic.....................................................   19,628            23,144            20,072          21,818
                                                                  ---------         ---------          --------       ---------
        Diluted...................................................   21,213            23,995            20,072 (d)      23,058
                                                                  ---------         ---------          --------       ---------
      Class B
        Basic.....................................................   39,256            41,057            40,144          40,629
                                                                  ---------         ---------          --------       ---------
        Diluted...................................................   42,426            42,760            40,144 (d)      43,108
                                                                  ---------         ---------          --------       ---------



-----------------------------------------------------------------------------------------------------------------------------------

(a) On July 22, 2004 the Company completed the acquisition of 63.6% capital interest in Deerfield. Deerfield, through its wholly-owned subsidiary Deerfield Capital Management LLC, is an alternative asset manager offering a diverse range of fixed income strategies to institutional investors.

(b) The calculation of EBITDA by segment and a reconciliation of consolidated EBITDA to net income or loss follow:

                                                                     Third Quarter Ended                   Nine Months Ended
                                                                     2003             2004                 2003           2004
                                                                                            (In thousands)

Operating Profit:
    Restaurants...................................................$  16,695         $  18,197          $ 51,055       $  45,059
    Asset management..............................................      --                128                --             128
    General corporate.............................................  (11,548)          (12,797)          (36,437)        (36,385)
                                                                  ---------         ---------          --------       ---------
      Total operating profit......................................    5,147             5,528            14,618           8,802
                                                                  ---------         ---------          --------       ---------
Plus: depreciation and amortization, excluding
    amortization of deferred financing costs:
    Restaurants...................................................    1,994             2,640             6,051           6,988
    Asset management..............................................      --                836                --             836
    General corporate.............................................    1,385             1,328             4,125           3,795
                                                                  ---------         ---------          --------       ---------
      Total depreciation and amortization.........................    3,379             4,804            10,176          11,619
                                                                  ---------         ---------          --------       ---------
EBITDA:
    Restaurants...................................................   18,689            20,837            57,106          52,047
    Asset management..............................................      --                964                --             964
    General corporate.............................................  (10,163)          (11,469)          (32,312)        (32,590)
                                                                  ---------         ---------          --------       ---------
      Total EBITDA................................................    8,526            10,332            24,794          20,421

  Depreciation and amortization, excluding
    amortization of deferred financing costs......................   (3,379)           (4,804)          (10,176)        (11,619)
  Interest expense................................................  (10,032)           (5,017)          (27,857)        (23,655)
  Insurance expense related to long-term debt.....................   (1,025)             (934)           (3,163)         (2,883)
  Investment income (loss), net...................................    4,014            (3,730)           10,884           7,439
  Gain (costs) related to proposed business acquisitions
    not consummated...............................................    2,994               (26)            2,064            (793)
  Other income, net...............................................      449               373             1,424           1,901
                                                                  ---------         ---------          --------       ---------
      Income (loss) from continuing operations before
        income taxes and minority interests.......................    1,547            (3,806)           (2,030)         (9,189)
  (Provision for) benefit from income taxes.......................   (1,052)           15,618              (985)         16,559
  Minority interests in (income) loss of consolidated subsidiaries       --              (663)              112            (653)
                                                                  ---------         ---------          --------       ---------
      Income (loss) from continuing operations....................      495            11,149            (2,903)          6,717
  Gain on disposal of discontinued operations.....................       --            10,823                --          10,823
                                                                  ---------         ---------          --------       ---------
      Net income (loss)...........................................$     495         $  21,972          $ (2,903)      $  17,540
                                                                  =========         =========          ========       =========


(c) The calculations of income (loss) per share reflect the effect of the Company's September 2003 stock distribution of two shares of a newly designated series of Class B common stock for each issued share of Class A common stock.

(d) The shares used to calculate diluted loss per share are the same as those used to calculate basic loss per share for the period with a loss and, therefore, the effect of all potentially dilutive securities would have been antidilutive. Had the Company reported net income for the first nine months of 2003, the shares used to calculate diluted income per Class A and Class B common share would have been 21,503,000 and 43,006,000, respectively, for that period reflecting the effect of dilutive stock options. The effects of dilutive stock options represented in such amounts reflect the average price of the Company's stock during that period. These dilutive effects may not be representative of the effects that may occur in future periods. Accordingly, this information is presented for informational purposes only. In addition to the effect of dilutive stock options, the Company's 5% Convertible Notes are convertible into 4,375,000 shares of the Company's Class A common stock and 8,750,000 shares of the Company's Class B common stock. Such additional shares were not included in the diluted shares above due to the substantial income that would be required before the Convertible Notes became dilutive.